Exhibit 99.1

SmartHeat Inc. Completes $74,997,000 Underwritten Equity Offering at $9 Per Share

NEW YORK, Sept. 22 /PRNewswire-Asia/ SmartHeat Inc. (“SmartHeat”) (Nasdaq Global Market: HEAT - News; website: www.smartheatinc.com), a market leader in China’s clean technology, energy savings industry announced the closing today of its public offering of 8,333,000 shares of its common stock, which includes 1,086,913 shares sold as a result of the underwriters’ exercise of their over-allotment option in full at closing. After underwriting discounts and commissions and offering expenses, the Company received net proceeds of US $69,507,210.

William Blair & Company, L.L.C. acted as the sole book running lead manager and BMO Capital Markets Corp. acted as co-lead manager in connection with the underwritten offering.

James Jun Wang, Chairman & CEO of SmartHeat commented: “The completion of this equity financing provides SmartHeat with capital to fund our continued growth as a market leader in China’s clean technology, energy savings industry. We highly value and appreciate the significant institutional interest that SmartHeat has experienced during this offering.”

SmartHeat intends to use the net proceeds from the offering for general corporate purposes, including expansion of its product offerings, capital expenditures, and to meet working capital needs.

SmartHeat’s registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on August 6, 2009. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus supplement and base prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s website at http://www.sec.gov and from William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, Attention: Syndicate (telephone: 1-312-236-1600).

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a Nasdaq Global Market listed (Nasdaq: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China’s clean technology, energy savings industry. SmartHeat manufactures standard plate heat exchangers, custom plate heat exchanger units and heat meters. SmartHeat’s products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat’s products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat’s customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China’s heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China District Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. SmartHeat’s actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat’s filings with the Securities and Exchange Commission.

Contact Information:

Ms. Jane Ai

Corporate Secretary

SmartHeat Inc.

Tel: 011-86-13309831658

Email: info@SmartHeatinc.com